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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        --------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 of 15(d)
                   of the Securities and Exchange Act of 1934
                        --------------------------------

Date of Report (Date of earliest event reported): October 1, 1998

                                  BAYLAKE CORP.
             (Exact name of registrant as specified in its charter)

         Wisconsin                      000-8679             39-1268055
(State or other jurisdiction          (Commission         (I.R.S. Employer
      of incorporation)               File Number)         Identification No.)

             217 NORTH FOURTH AVENUE, STURGEON BAY, WISCONSIN 54235
              (Address of principal executive offices)      (Zip Code)

Registrant's telephone number, including area code  (920) 743-5551

           -----------------------------------------------------------
          (Former name or former address, if changed since last report)





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Item 2.  Acquisition or Disposition of Assets

         On October 1, 1998, Baylake Corp. ("Baylake") consummated its previously announced acquisition of all of the outstanding shares of common stock of Evergreen Bank, National Association ("Evergreen"). Evergreen has four full service offices in east central Wisconsin, and has been renamed "Baylake Bank, NA". At September 30, 1998, Evergreen had estimated total assets of between $95 and $100 million, although the precise amount of assets is subject to the discussion below.

         Baylake acquired the Evergreen shares pursuant to a Stock Purchase Agreement dated as of September 2, 1998 among Baylake, M&I Marshall & Ilsley Bank ("M&I Bank") and Evergreen (the "Agreement"). The Agreement provides that Baylake acquired the Evergreen shares from M&I Bank, the creditor of Evergreen's former holding company) for cash payable on May 5, 1999, in a formula amount set forth in the Agreement. In summary, the formula provides for a payment of the lesser of (a) $2.0 million or (b) the amount of retained earnings generated by Evergreen (as defined) from the closing date until April 30, 1999. In addition, upon the closing of the transaction, Baylake made a cash contribution of $4 million to Evergreen to provide it with additional capital. The 316 outstanding shares of Evergreen Preferred Stock, $10,000 par (and face) value, remain issued and outstanding.

         Prior to its acquisition by Baylake, Evergreen was the victim of substantial fraud by former Evergreen insiders. Evergreen's regulators had discovered extensive financial irregularities at Evergreen which resulted from unauthorized and/or improper transactions effected by former members of Evergreen management. Evergreen has been in the process of investigating and correcting these situations, which process will continue after the transaction. Evergreen and Baylake therefore may discover additional "assets" on Evergreen's books which are not valid assets or are otherwise impaired as a result of the fraud. The ongoing status of these reviews forms part of the reason for the formula-based purchase price described above, which will cause the purchase price to vary according to the ultimate determination of Evergreen's financial condition prior to closing.

         Because of the situation and circumstances, Baylake anticipates that ongoing operations of Evergreen may differ significantly from its past operations because these former operations were substantially affected by the unauthorized and improper transactions by former members of Evergreen management. As a result of these unauthorized activities, Evergreen was designated a "troubled institution" by the Office of the Comptroller of the Currency ("OCC") and was also determined to be "critically undercapitalized" and thus required to address its



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capital needs promptly. Baylake expects that the "troubled institution"
designation to be removed by the OCC upon its demonstration of resolution of related issues, and believes that with the capital infusion by Baylake discussed above, it has addressed, on a current basis, Evergreen's regulators' request for infusion of additional capital.

         In connection with the transaction, Daniel F. Maggle, an executive officer of Baylake, was appointed the president and chief executive officer of Evergreen. Other officers and employees of Evergreen at the time of the acquisition, who were not involved in the improper or fraudulent activities, are expected to be retained.

         The acquisition transaction was negotiated at arm's length between Baylake and the representatives of M&I and Evergreen (none of whom were affiliated at that time with Baylake, its affiliates, its directors and officers and their associates). The transaction is being accounted for by Baylake using the purchase method of accounting.


Item 7.      Financial Statements and Exhibits

(a)      Financial statements of business acquired:

         Baylake is continuing its review to determine whether Evergreen financial statements (and pro forma financial information of Baylake) are in fact required to be filed as a result of the relative significance of Evergreen and its operations to Baylake. Because of the approximate relative size near the level at which such statements may or may not be required, and the need to further assess and quantify the effects of the prior fraudulent activities on Evergreen, that process has not yet been completed. Not later than 60 days after the due date of this report, Baylake will either (a) amend this report to confirm that such financial information is not required, (b) file such financial statements or information, or (c) request a waiver from the Securities and Exchange Commission of the requirement to file all or part of the otherwise required financial information in the event it cannot reasonably be obtained.

(b)      Pro forma financial information:

         See the discussion in Item 7(a) above.

(c)      Exhibits.

         See Exhibit Index on the last page of this report, which is incorporated herein by reference.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            BAYLAKE CORP.


Date: October 15, 1998                      By: /s/ Steven D. Jennerjohn
                                                ------------------------
                                                Steven D. Jennerjohn
                                                Chief Financial Officer




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                                  BAYLAKE CORP.

                                  EXHIBIT INDEX
                                       to
                             FORM 8-K CURRENT REPORT
                           Dated as of October 1, 1998



 Exhibit                                Incorporated by      Filed
 Number             Description         Reference To        Herewith
---------           ------------        ---------------     --------

2.1                 Stock Purchase                             X
                    Agreement dated as
                    of September 2,
                    1998, by and among
                    Baylake, M&I Bank
                    and Evergreen*


                    ----------------

                    *Omitting schedules and exhibits, which will be provided
                     to the Commission upon request.



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